Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Jim Sabourin,

Vice President,

Corporate Communications

jsabourin@unumprovident.com

Mary Clarke Guenther

Manager, Media Relations

mguenther@unumprovident.com

Halima Holloway

hholloway@unumprovident.com

423.294.6300

Toll free: 866.750.8686

UNUMPROVIDENT CORPORATION

1 FOUNTAIN SQUARE, CHATTANOOGA, TN 37402

www.unumprovident.com

UnumProvident Modifies Producer Compensation

Practices in Response to Industry Developments

CHATTANOOGA, Tenn. (March 30, 2005) – UnumProvident Corporation (NYSE: UNM), the nation’s leading disability provider, today announced that it is making a series of changes in its producer compensation and disclosure practices in response to ongoing developments within the industry. The company further indicated that additional changes may be made as more information is available from within the industry and from regulators.

“This past fall, when industry-wide questions surrounding producer compensation were raised, we initiated a review of our compensation practices and, although that review is still ongoing, we have generally found that our programs and procedures met or exceeded industry standards,” said Thomas R. Watjen, president and chief executive officer. “Nevertheless, we recognize that we must take steps to be more responsive to the changing environment in which we now operate. We continue to believe that one of the most important elements in maintaining trust between the customer, producer and insurance carrier is a high level of disclosure and transparency in all aspects of the relationship.”

UnumProvident’s arrangements going forward make it clear that customers can obtain from producers information about all compensation paid to the producer. As part of the changes to its policies and procedures, the company will provide appropriate notices to customers stating its policy surrounding disclosure and will provide information on its website about its producer compensation programs. Additionally, any customer who wants specific producer compensation related information can obtain this information by contacting UnumProvident’s Producer Compensation Services toll-free number.

© 2005 UnumProvident Corporation. All rights reserved. UnumProvident is the marketing brand of UnumProvident Corporation’s insuring subsidiaries.	MORE …

Other changes include requiring customer approval of compensation paid by UnumProvident to the producer when the customer is also paying a fee to the producer, and strengthening certain policies and procedures associated with new business and quoting activities. A copy of a letter sent to producers outlining all of the changes is contained on the company’s website at www.unumprovident.com/saespartners.

“I believe that these are significant steps towards responding to a changing and still uncertain environment, and I believe further changes are likely as we learn more and as new policies are adopted by our federal and state regulators or legislatures,” added Watjen. “We recognize, for example, that there are still questions being raised about the role of ‘contingent commissions.’ While contingent commissions represent a very small percentage of our overall compensation arrangements, we are watching this area closely and will consider alternative arrangements when there is more clarity on this issue as a component of producer compensation in the future.”

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About UnumProvident

UnumProvident (UNM) is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident Corporation insures more than 25 million people and paid $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tenn., and Portland, Maine, the company employs more than 12,000 people worldwide. For more information, visit www.unumprovident.com.